NEWS RELEASE

Contacts:	Rob Capps, EVP & Co-COO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2015
FOURTH QUARTER AND FULL YEAR RESULTS

HUNTSVILLE, TX – APRIL 7, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2015 fourth quarter ended January 31, 2015.

Total revenues for the fourth quarter decreased 37% to $15.0 million compared to $23.6 million in the fourth quarter of fiscal 2014. Equipment leasing revenues, excluding equipment sales, decreased to $9.6 million in the fourth quarter compared to $12.3 million in the same period last year. The Company reported a net loss of $9.2 million, or $(0.76) per share, in the fourth quarter compared to net income of $1.8 million, or $0.14 per share, in the fourth quarter of fiscal 2014. Fourth quarter of fiscal 2015 included several special items, including a provision for doubtful accounts of $2.8 million, foreign exchange losses of $2.6 million and a valuation allowance related to deferred tax assets of $1.4 million. Excluding these special items, adjusted net loss for the fourth quarter of fiscal 2015 was approximately $3.8 million, or $(0.32) per share.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation and non-cash foreign exchange losses) for the fourth quarter of fiscal 2015 was $0.7 million compared to $10.4 million in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Executive Vice President, Chief Financial Officer and Interim Co-COO, stated, “Fiscal 2015 turned out to be a challenging year, especially as we moved into the fourth quarter. The three percent increase in our Equipment Leasing revenues in fiscal 2015 was primarily led by improved activity in the U.S., Latin America, Europe and the Pacific Rim during the first three quarters of the year. During the first part of the year, revenues in our Equipment Leasing segment benefitted from a few large jobs in the U.S., Europe and in Latin America. We also saw increased activity in the Pacific Rim and in the Middle East. We did not see the expected seasonal increase in Canada as that market proved to be quite weak this winter season.

“As we announced in early March, we have been operating over the past several quarters in the midst of a slowdown in the seismic data acquisition industry. Oil and gas companies have reduced exploration spending and are increasingly focused on cost reductions and cash flow generation as a way to deal with the major decline in oil prices.

“Despite this clear seismic market slowdown, there are pockets of opportunities in Alaska, Europe, North Africa, the Middle East and the Pacific Rim. Nevertheless, we expect the soft seismic market to continue to be driven by major uncertainties in the U.S., Canada and Latin America. As a result, we anticipate a weak first quarter in fiscal 2016 and we expect revenues to be lower for the entire fiscal 2016 year compared to fiscal 2015.

“Marine leasing activity remained soft during all of fiscal 2015 due to ongoing consolidation in the industry and the overall decline in seismic exploration activity. Nevertheless, we have experienced a recent uptick in inquiries for the rental of marine equipment that may carry into fiscal 2016. We are also pleased that the Digishot® and Sleeve gun product lines purchased by Seamap in fiscal 2015 continue to meet our performance expectations. While Seamap is impacted by the overall softness in the marine seismic market, we are encouraged by on-going programs from some customers to up-grade technology and by activity in certain markets such as China.

“Looking at fiscal 2016, we expect the overall seismic market activity to continue to be soft and for our visibility to remain limited. We currently expect our first quarter equipment leasing revenues to be somewhat improved from the fourth quarter, driven mainly by the resumption of a project in Europe, activity in Alaska and seasonal activity in Russia. As we discussed earlier, activity in Canada this winter was very subdued and therefore we don’t expect significant contribution from that region in the first quarter.

“Despite the more challenging conditions we face in our markets, we continue to maintain a strong financial position. We generated over $25.0 million in cash flow from operating activities during fiscal 2015. During the fourth quarter, we reduced our outstanding indebtedness by $8.3 million and subsequent to January 31, 2015, decreased our debt by another $2.0 million which gives us more than $33 million of additional liquidity available under our credit agreements. We believe we are compliant with all the provisions of our credit agreements and expect to remain so during fiscal 2016.

“We have considerable experience navigating through these industry cycles, and we believe our strong balance sheet provides stability and flexibility. Our capital structure is solid, and we believe that it positions us to make the most of any opportunities that may arise in this environment.”

FISCAL 2015 FOURTH QUARTER RESULTS

Total revenues for the fourth quarter of fiscal 2015 were $15.0 million compared to $23.6 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 87% in the fourth quarter of fiscal 2015 compared to 86% of revenues in the fourth quarter of fiscal 2014.

Equipment leasing revenues for the fourth quarter of fiscal 2015, excluding equipment sales, were $9.6 million compared to $12.3 million in the same period last year. The year-over-year decrease in fourth quarter equipment leasing revenues was primarily driven by a major reduction in exploration activity due to depressed oil prices, especially in the United States, Canada, and Latin America.

Lease pool equipment sales were $0.3 million in the fourth quarter of fiscal 2015 compared to $0.7 million in the fourth quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $1.3 million for the fourth quarter of fiscal 2015 compared to $2.0 million in the fourth quarter of fiscal 2014.

Seamap equipment sales for the fourth quarter of fiscal 2015 were $3.8 million compared to $8.7 million in the same period a year ago. There were no large system deliveries in the fourth quarter of fiscal 2015 and thus Seamap revenues consisted solely of other equipment sales and after-market business including replacement parts, engineering services and ongoing support and repair services. The fourth quarter of last fiscal year included deliveries of one GunLink 4000 system, one BuoyLink RGPS system and one PGS SourceLink system. Seamap revenue for the first quarter of fiscal 2016 is expected to increase sequentially over the fourth quarter of fiscal 2015 due the completion of a sale that was previously postponed due to a delay in the delivery of third-party provided items.

Direct costs related to equipment leasing in the fourth quarter of fiscal 2015 were $2.0 million, or 20.8% of leasing revenues, compared to $1.7 million, or 13.8% of leasing revenues, in the fourth quarter of fiscal 2014. The increase in the fourth quarter of fiscal 2015 resulted from the cost to reposition certain equipment and costs to sublease equipment for specific projects.

Lease pool depreciation expense in the fourth quarter of fiscal 2015 increased 11% to $8.2 million from $7.4 million in the same period a year ago, primarily due to lease pool equipment purchased in the fourth quarter of fiscal 2014 and in the first half of fiscal 2015.

FISCAL 2015 RESULTS

Total revenues for fiscal 2015 were $83.1 million compared to $92.1 million in fiscal 2014. Equipment leasing revenues, excluding equipment sales, were $48.3 million in fiscal 2015 compared to $46.8 million a year ago. Lease pool equipment sales in fiscal 2015 were $3.1 million versus $6.9 million in fiscal 2014. Sales of new seismic, hydrographic and oceanographic equipment in fiscal 2015 were $8.4 million compared to $13.4 million in fiscal 2014. Seamap equipment sales in fiscal 2015 were $23.3 million compared to $25.0 last year.

General and administrative expense rose to $25.0 million in fiscal 2015 from $23.7 million in fiscal 2014, primarily reflecting higher expenses related to personnel costs and lower absorption of overhead by our manufacturing operations. Net loss for fiscal 2015 was $9.2 million, or $(0.74) per share, compared to net income of $4.8 million, or $0.36 per diluted share in fiscal 2014. Adjusted EBITDA in fiscal 2015 was $30.6 million, or 37% of total revenues, compared to $38.2 million, or 41% of total revenues, in fiscal 2014.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, April 8, 2015 at 9:00 a.m. Eastern Time to discuss our fiscal 2015 fourth quarter and full year results. To access the call, please dial (201) 689-8349 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through April 22, 2015 and may be accessed by calling (201) 612-7415 and using pass code 13604359#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31, 2015	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,175	$15,162
Restricted cash	184	81
Accounts receivable, net	23,693	29,514
Contracts and notes receivable	3,639	1,005
Inventories, net	11,451	8,338
Prepaid income taxes	1,018	2,177
Deferred tax asset	2,427	1,968
Prepaid expenses and other current assets	6,562	3,915

Total current assets	54,149	62,160
Seismic equipment lease pool and property and equipment, net	100,087	129,573
Intangible assets, net	10,831	3,201
Goodwill	5,594	4,320
Deferred tax asset	8,922	6,133
Other assets	28	32

Total assets	$179,611	$205,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,399	$10,745
Current maturities – long-term debt	3,218	75
Deferred revenue	710	35
Accrued expenses and other current liabilities	3,673	1,583

Total current liabilities	10,000	12,438
Non-current income taxes payable	-	408
Long-term debt, net of current maturities	23,137	22,125

Total liabilities	33,137	34,971
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,012 and 13,907 shares issued at January 31, 2015 and January 31, 2014, respectively	140	139
Additional paid-in capital	119,787	118,156
Treasury stock, at cost (1,928 and 1,075 shares at January 31, 2015 and January 31, 2014, respectively)	(16,851)	(7,075)
Retained earnings	51,924	61,116
Accumulated other comprehensive income	(8,526)	(1,888)

Total shareholders’ equity	146,474	170,448

Total liabilities and shareholders’ equity	$179,611	$205,419

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months
			Ended January 31,
	2015	2014	2015	2014
Revenues:
Equipment leasing	$9,640	$12,321	$48,312	$46,756
Lease pool equipment sales	297	663	3,158	6,851
Seamap equipment sales	3,756	8,664	23,316	25,086
Other equipment sales	1,270	1,999	8,360	13,415

Total revenues	14,963	23,647	83,146	92,108

Cost of sales:
Direct costs — equipment leasing	1,989	1,660	6,689	5,517
Direct costs — lease pool depreciation	8,204	7,391	34,399	29,412
Cost of lease pool equipment sales	81	215	1,097	2,295
Cost of Seamap and other equipment sales	2,922	6,216	17,707	22,869

Total cost of sales	13,196	15,482	59,892	60,093

Gross profit	1,767	8,165	23,254	32,015
Operating expenses:
General and administrative	6,007	5,496	24,958	23,669
Provision for doubtful accounts	2,850	—	2,850	1,048
Depreciation and amortization	625	369	2,191	1,493

Total operating expenses	9,482	5,865	29,999	26,210

Operating (loss) income	(7,715)	2,300	(6,745)	5,805
Other (expenses) income:
Interest, net	(326)	(130)	(673)	(10)
Other, net	(2,628)	9	(2,768)	231

Total other (expenses) income	(2,954)	(121)	(3,441)	221

(Loss) income before income taxes	(10,669)	2,179	(10,186)	6,026
Benefit (provision) for income taxes	1,484	(397)	994	(1,258)

Net (loss) income	$(9,185)	$1,782	$(9,192)	$4,768

Net (loss) income per common share:
Basic	$(0.76)	$0.14	$(0.74)	$0.37

Diluted	$(0.76)	$0.14	$(0.74)	$0.36

Shares used in computing net income per common share:
Basic	12,018	12,752	12,479	12,763
Diluted	12,018	13,165	12,479	13,177

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months
	Ended January 31,
	2015	2014
Cash flows from operating activities:
Net income	$(9,192)	$4,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,986	31,037
Stock-based compensation	1,298	1,143
Provision for doubtful accounts, net of charge offs	2,835	1,048
Provision for inventory obsolescence	8	(60)
Gross profit from sale of lease pool equipment	(2,061)	(4,556)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	5
Deferred tax benefit	(3,237)	(2,204)
Changes in non-current income taxes payable	—	32
Foreign exchange losses, net of gains	3,258	—
Changes in working capital items:
Accounts receivable	3,227	(10,540)
Contracts and notes receivable	(2,622)	1,398
Inventories	(279)	(2,836)
Prepaid expenses and other current assets	(4,414)	(1,335)
Income taxes receivable	1,701	3,215
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(2,303)	100

Net cash provided by operating activities	25,205	21,215

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(19,449)	(43,509)
Acquisition of business	(14,500)	—
Purchases of property and equipment	(451)	(549)
Sale of used lease pool equipment	3,158	6,851

Net cash used in investing activities	(31,242)	(37,207)

Cash flows from financing activities:
Net proceeds from (payments on) revolving line of credit	(5,000)	18,000
Proceeds from term loan	10,000	—
Payments on borrowings	(893)	(136)
Net purchases of short-term investments	(99)	652
Proceeds from issuance of common stock upon exercise of options	320	498
Purchase of treasury stock	(9,762)	(2,200)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	(5)

Net cash (used in) provided by financing activities	(5,434)	16,809
Effect of changes in foreign exchange rates on cash and cash equivalents	1,484	(805)

Net change in cash and cash equivalents	(9,987)	12
Cash and cash equivalents, beginning of period	15,162	15,150

Cash and cash equivalents, end of period	$5,175	$15,162

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2015	2014	2015	2014
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(9,185)	$1,782	$(9,192)	$4,768
Interest expense (income), net	326	110	673	(10)
Depreciation and amortization	9,120	7,795	36,986	31,037
(Benefit) provision for income taxes	(1,484)	397	(994)	1,258

EBITDA (1)	(1,223)	10,084	27,473	37,053
Non-cash foreign exchange losses (gains)	1,597	—	1,812	—
Stock-based compensation	292	304	1,298	1,143

Adjusted EBITDA (1)	$666	$10,388	$30,583	$38,196

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by (used in) operating activities	$8,662	$2,525	$25,205	$21,215
Stock-based compensation	(292)	(304)	(1,298)	(1,143)
Provision for doubtful accounts	(2,835)	—	(2,835)	(1,048)
Changes in trade accounts, contracts and notes receivable	(4,313)	5,850	(605)	9,142
Interest paid	284	136	860	342
Taxes paid, net of refunds	(568)	289	268	215
Gross profit from sale of lease pool equipment	216	448	2,061	4,556
Changes in inventory	909	9	279	2,836
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	4,382	1,238	2,303	(100)
Changes in prepaid expenses and other current assets	(3,035)	(114)	4,414	1,335
Other	(4,633)	7	(3,179)	(297)

EBITDA (1)	$(1,223)	$10,084	$27,473	$37,053

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes non-cash foreign exchange gains and losses and stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our credit agreements contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2015	2014	2015	2014
		($in thousands)		($in thousands)
Revenues:
Equipment Leasing	$11,207	$14,983	$59,830	$67,022
Seamap	3,773	8,668	23,805	25,252
Inter-segment sales	(17)	(4)	(489)	(166)

Total revenues	14,963	23,647	83,146	92,108

Cost of sales:
Equipment Leasing	11,458	10,879	48,622	47,825
Seamap	1,791	4,691	11,675	12,653
Inter-segment costs	(53)	(88)	(405)	(385)

Total cost of sales	13,196	15,482	59,892	60,093

Gross profit	1,767	8,165	23,254	32,015
Operating expenses:
General and administrative	6,007	5,496	24,958	23,669
Provision for doubtful accounts	2,850	—	2,850	1,048
Depreciation and amortization	625	369	2,191	1,493

Total operating expenses	9,482	5,865	29,999	26,210

Operating (loss) income	$(7,715)	$2,300	$(6,745)	$5,805

Equipment Leasing Segment:
Revenue:
Equipment leasing	$9,640	$12,321	$48,312	$46,756
Lease pool equipment sales	297	663	3,158	6,851
New seismic equipment sales	54	206	1,050	775
SAP equipment sales	1,216	1,793	7,310	12,640

	11,207	14,983	59,830	67,022
Cost of sales:
Direct costs-equipment leasing	1,989	1,660	6,689	5,517
Lease pool depreciation	8,237	7,475	34,493	29,663
Cost of lease pool equipment sales	81	215	1,097	2,295
Cost of new seismic equipment	59	182	643	616
sales
Cost of SAP equipment sales	1,092	1,347	5,700	9,734

	11,458	10,879	48,622	47,825

Gross profit	$(251)	$4,104	$11,208	$19,197

Gross profit %	(2)%	27%	19%	29%
Seamap Segment:
Equipment sales	$3,773	$8,668	$23,805	$25,252
Cost of equipment sales	1,791	4,691	11,675	12,653

Gross profit	$1,982	$3,977	$12,130	$12,599

Gross profit %	53%	46%	51%	50%

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